Exhibit 99.1

Worldspan Reports Third Quarter 2006 Results

	Third Quarter 2006	Third Quarter 2005
Revenue	$212.5 million	$239.7 million
Operating Income	$32.2 million	$35.0 million
Net Income	$15.5 million	$18.1 million

ATLANTA, November 13, 2006—Worldspan, L.P. today reported financial results for the third quarter ended September 30, 2006.  The Company reported revenues for the quarter of $212.5 million, operating income of $32.2 million and net income of $15.5 million. The Company’s financial results for the quarter were impacted by lower online bookings and by new airline content agreement pricing which became effective during the quarter.

“This was a quarter of significant change for our company,” said Rakesh Gangwal, chairman, president and chief executive officer for Worldspan.  “We signed new content agreements with airline suppliers and introduced two new products into the marketplace.  The revenue decline in the quarter was largely offset through efficient cost management which kept our profitability healthy.”

FINANCIAL HIGHLIGHTS

Third Quarter 2006

Revenue: Third quarter revenue was $212.5 million, down 11% from revenue of $239.7 million in the third quarter of 2005.  Electronic travel distribution (“ETD”) revenue was $195.0 million, a $27.5 million or 12% decrease compared to $222.5 million in the third quarter of 2005. The majority of this decrease in ETD revenues was due to a decrease in transactions year-over-over attributable to Expedia, as well as a lower average fee per transaction resulting from the new airline content agreement pricing implemented in the quarter.  Information technology services revenue increased by $0.3 million or 2% compared to the third quarter of 2005, due primarily to a higher volume of subscription service fees.

Operating Income: For the third quarter of 2006, the Company reported operating income of $32.2 million compared to $35.0 million in the third quarter of last year.  As a percentage of total revenue, operating income was 15.1%, up from a 14.6% margin last year.  This improvement was due primarily to lower inducement, technology, and depreciation expenses as well as ongoing staff cost reductions.

Net Income: Third quarter net income was $15.5 million compared to $18.1 million in the third quarter of 2005.

Cash Flow: Worldspan generated $28.3 million in cash from operations during the third quarter of 2006. Cash capital spending was $1.4 million and principal payments on the term loan were $20.0 million, representing mandatory payments of $1.0 million and discretionary payments of $19.0 million. The Company ended the quarter with a cash balance of $76.5 million.

Global Transactions: Worldspan’s global transaction volumes declined by 11% in the third quarter of 2006 compared to the third quarter of 2005. Transaction volumes by online agencies and traditional travel agencies declined year over year by 17% and 4%, respectively.

Worldspan Reports Third Quarter 2006 Results—page 2

Worldspan, L.P.

Condensed Consolidated Statements of Income

(unaudited, in thousands)

	Three months ended September 30,			Nine months ended September 30,
	2006	2005	Change	2006	2005	Change
Revenue:
Electronic travel distribution	$194,989	$222,487	(12%)	$670,917	$691,926	(3%)
Information technology services	17,517	17,218	2%	55,371	53,992	3%
Total revenue	$212,506	$239,705	(11%)	$726,288	$745,918	(3%)

Operating expenses	180,352	204,676	(12%)	594,468	640,298	(7%)
Operating profit	$32,154	$35,029	(8%)	$131,820	$105,620	25%

Other (expense) income, net:
Interest expense, net	(14,885)	(15,793)	(6%)	(46,099)	(43,695)	6%
Loss on extinguishment of debt	—	—	—	—	(55,597)	(100%)
Other, net	(1,111)	(275)	N/M	(2,213)	(495)	N/M

Income before income taxes	$16,158	$18,961	(15%)	$83,508	$5,833	N/M

Income tax expense	663	860	(23%)	2,047	3,317	(38%)

Net income	$15,495	$18,101	(14%)	$81,461	$2,516	N/M

Worldspan, L.P.

Transactions Summary

(in millions)

	Third Quarter			Year to Date
	2006	2005	Change	2006	2005	Change
Total Transactions	44.9	50.4	(11%)	151.3	160.2	(6%)

Geographic:
North America	35.5	40.5	(12%)	119.8	127.1	(6%)
Rest of World	9.4	9.9	(5%)	31.5	33.1	(5%)

Channel:
Traditional	22.5	23.4	(4%)	73.5	76.1	(3%)
Online	22.4	27.0	(17%)	77.8	84.1	(8%)

Air/Non-Air:
Air	39.6	45.0	(12%)	135.9	144.5	(6%)
Non-Air	5.3	5.4	(2%)	15.4	15.7	(2%)

Worldspan Reports Third Quarter 2006 Results—page 3

Conference Call/Webcast

Worldspan will host a conference call discussing its third quarter 2006 results on Tuesday, November 14, 2006, at 11:00 a.m. EST, which will be Webcast on the Company’s web site at http://www.worldspan.com on the Investor Relations tab.  Please note that a replay of the Earnings Conference Call Webcast will be available online for 10 days from the date of the call.

About Worldspan, L.P.

Worldspan is a leader in travel technology services for travel suppliers, travel agencies, e-commerce sites and corporations worldwide. Utilizing some of the fastest, most flexible and efficient networks and computing technologies, Worldspan provides comprehensive electronic data services linking thousands of travel suppliers around the world to a global customer base. Worldspan offers industry-leading Fares and Pricing technology such as Worldspan e-Pricing®, hosting solutions and customized travel products. Worldspan enables travel suppliers, distributors and corporations to reduce costs and increase productivity with technology like Worldspan Go!® and Worldspan Trip Manager® XE. Worldspan is headquartered in Atlanta, Georgia. Additional information is available at worldspan.com.

Statements in this release and any exhibits hereto which are not purely historical facts, including statements about forecasted financial projections or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Worldspan, L.P. (“the Company”) on the date this release was submitted. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to: the Company’s revenue being highly dependent on the travel and transportation industries; airlines limiting their participation in travel marketing and distribution services; airlines altering their content or changing the pricing of such content; or other changes within, or that may affect the travel industry or the Company. More information on potential risks and uncertainties is available in the Company’s recent filings with the Securities and Exchange Commission, including the Company’s annual Form 10-K report, Forms 10-Q and Forms 8-K.

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CONTACT:  Erin Hadaway, 770-563-6545, e-mail: erin.hadaway@worldspan.com